Exhibit 3.24

Section l: LLC Information Enter a unique name. It must contain limited liability company, limited company or an abbreviation. Complete a Name Availability Check to confirm the name is unique. LLC Name M&H Plastics, LLC LLC Contact Number (optional): LLC Email (optional): Section ll: Principal Office Address Enter the complete physical address of the LLC principal executive office. Provide a street number and name. Address Line 1: 101 Oakley Street Address Line 2: City: Evansville State: Indiana Zip Code: 47710 Section lll: Enter the initial registered agent’s name. The LLC cannot act as their own registered agent. Registered Agent Registered Agent Name Corporation Service Company Registered Agent Email (optional) Section lV: Choose one qualification for the registered agent. Qualification 1) An Individual who is a resident of Virginia and ☐ a member of the Virginia State Bar. ☐ a member or manager of the LLC. ☐ an officer or director of a corporation that is a member or manager of the LLC. ☐ a general partner of a general or limited partnership that is a member or manager of the LLC. ☐ a trustee of a trust that is a member or manager of the LLC. ☐ a member or manager of an LLC that is a member or manager of the LLC or 2) ☒ a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia. Section V: Registered Office Address Enter the physical address of the initial registered office which is identical to the business office of the registered agent. Provide a street number and name. Address Line 1: 100 Shockoe Slip Fl 2 Address Line 2: City: Richmond State VA Zip Code 23219-4100 ☒ City ☐ County County / City name: Richmond City Section Vl: Signatures Organizer(s) must sign. Signature Printed name Jason K. Greene Date 8/9/2024 Form LLC1011 (Rev. 04/23) State Corporation Commission Articles of Organization of a Virginia Limited Liability Company